AMERICAN PAINT, INC.

                              FINANCIAL STATEMENTS

                                NOVEMBER 30, 1998

                              AMERICAN PAINT, INC.

                              FINANCIAL STATEMENTS

                     NOVEMBER 30, 1998 AND DECEMBER 31, 1997



                                TABLE OF CONTENTS


Page

Independent Auditor's Report                                                1

Financial Statements

     Balance Sheets                                                         2

     Statements of Operations and Retained Earnings                         3

     Statements of Cash Flows                                               4

Notes to Financial Statements                                           5 - 6

                              BAUM & COMPANY, P.A.
                          Certified Public Accountants
                        1515 University Drive - Suite 209
                          Coral Springs, Florida 33071
                                 (954) 752-1712



                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
American Paint, Inc.
Pompano Beach, Florida

We have audited the accompanying balance sheets of American Paint, Inc. as of November 30, 1998 and December 31, 1997 and the related statements of operations and retained earnings and cash flows for the eleven month period ended November 30, 1998 and year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Paint, Inc.. as of November 30, 1998 and December 31, 1997 and the results of its operations and its cash flows for the eleven month period ended November 30, 1998 and year ended December 31, 1997 in conformity with generally accepted accounting principles.



/s/ Baum & Company, P.A.

Coral Springs, Florida
July 25, 1999



                              AMERICAN PAINT, INC.
                                 BALANCE SHEETS
                     NOVEMBER 30, 1998 AND DECEMBER 31, 1997

                                     ASSETS
                                                                                           1998                   1997
                                                                                           ----                   ----
Current Assets:
     Cash on hand                                                                    $            400       $            400
     Accounts Receivables Less Allowances for Bad Debts                                       243,128                340,304
       of 110,600 in 1997 and 120,600 in 1998
     Inventory                                                                                304,647                293,708
     Prepaid Expenses                                                                           6,185                  7,084
                                                                                     -----------------      -----------------

          Total Current Assets                                                                554,360                641,496
                                                                                     -----------------      -----------------

                        Property Plant & Equipment (Net) (Note 2)                              73,025                 80,402

                                Other Current Assets
     Deposits                                                                                     240                    240
     Loan Receivable Stockholder                                                                - 0 -                 24,803
                                                                                     -----------------      -----------------

          Total Other Current Assets                                                              240                 25,043
                                                                                     -----------------      -----------------

          Total Assets                                                               $        627,625       $        746,941
                                                                                     =================      =================

                                                    LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities:
     Accounts Payable and Accrued Expenses                                           $        349,601       $        305,679
     Current Portion of Long Term Debt                                                          7,590                 16,833
     Cash Overdraft                                                                             - 0 -                 32,509
     Income Tax Payable (Note 1)                                                               12,348                    316
                                                                                     -----------------      -----------------

       Total Current Liabilities                                                              369,539                355,337

     Long Term Debt                                                                            24,690                 37,948

Stockholders' Equity:
     Common stock, No Par Value,  1,000 Shares Authorized
       Issued and Outstanding                                                                   1,000                  1,000
     Additional Paid-in Capital                                                               156,751                156,751
     Retained Earnings                                                                         75,645                195,905
                                                                                     -----------------      -----------------

          Total Shareholders' Equity                                                          233,396                353,656
                                                                                     -----------------      -----------------

          Total Liabilities and Shareholders' Equity                                 $        627,625       $        746,941
                                                                                     =================      =================

               See accompanying notes to the financial statements.

                              AMERICAN PAINT, INC.
                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                    FOR THE 11 MONTHS ENDED NOVEMBER 30, 1998
                      AND THE YEAR ENDED DECEMBER 31, 1997


                                                                                1998                 1997
                                                                                ----                 ----

     Revenue                                                             $        1,781,416    $
                                                                                                      2,423,645
                                                                         -------------------   -----------------


     Cost of Sales                                                                1,024,543           1,418,897
                                                                         -------------------   -----------------

     Gross Profit                                                                   756,873           1,004,748

     Selling General and Administrative Expenses                                    671,966             933,199
                                                                         -------------------   -----------------

     Income before income taxes                                                      84,907              71,549

     Provision for income taxes                                                      22,739              22,622
                                                                         -------------------   -----------------

     Net Income                                                                      62,168              48,927

     Retained Earnings - beginning of year                                          195,905             146,978

     Less Distributions (Note)                                                    (182,428)               - 0 -
                                                                         -------------------   -----------------

     Retained Earnings - end of year                                     $           75,645    $        195,905
                                                                         ===================   =================





               See accompanying notes to the financial statements.

                              AMERICAN PAINT, INC.
                            STATEMENTS OF CASH FLOWS
                      ELEVEN MONTHS ENDED NOVEMBER 30, 1998
                        AND YEAR ENDED DECEMBER 31, 1997

                                                                                                  1998             1997
                                                                                                  ----             ----
Cash flows from operating activities:

     Net income                                                                            $     62,168     $     48,927

Adjustments to reconcile net income to
       Cash provided by operating activities:

          Depreciation                                                                           12,916           23,251
          (Increase) decrease in accounts receivable                                             97,176         (65,269)
          (Increase)  in inventory                                                             (10,939)         (18,666)
          Increase  in prepaid expenses                                                             899            6,114
          Increase  in accounts payable                                                          43,922           33,700
          Increase (Decrease) in income taxes payable                                            12,032         (13,300)
          Cash overdraft                                                                       (32,509)           32,509
                                                                                            -----------     ------------

                 Net Cash Provided by Operating Activities                                      185,665           47,266
                                                                                            -----------     ------------

Cash Flows From Investing Activities:

          Fixed assets purchased                                                               (23,066)         (18,406)
                                                                                           -------------    -------------

             Net cash used in investing activities                                             (23,066)         (18,406)
                                                                                           -------------    -------------

Cash flows from financing activities:

          Reductions of notes payable                                                          (15,382)         (35,938)
          Reductions in stockholder loan receivable                                              24,803            6,550
          Distributions to stockholder                                                        (172,020)            - 0 -
                                                                                           -------------    -------------

               Net cash used in financing activities                                          (162,599)         (29,388)
                                                                                           -------------    -------------

(Decrease) in Cash                                                                                - 0 -            (528)

Cash on hand - beginning of year                                                                    400              928
                                                                                           -------------    -------------

Cash on hand - end of year                                                                 $        400     $        400
                                                                                           =============    =============

Supplemental Cash Flows Information:

     Cash Paid for Interest                                                                $     13,512            7,035
     Cash Paid for Income Taxes                                                                  22,622           10,391



               See accompanying notes to the financial statements.

                              AMERICAN PAINT, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE - 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

            Organization

            The Company, wholesales and retails, paint, roofing materials and related items. Sold goods include purchased products and items manufactured by the company. The company was incorporated in the State of Florida on February 15, 1987. On December 1, 1998, the Company's business and operating were acquired and became a Division of Thermacell Technologies, Inc. ( a publicly-held company )

            Revenue Recognition

            Revenue is recognized at the time of sale..

            Use of Estimates

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

            Cash and Cash Equivalents

            Cash and cash equivalents include cash on hand, cash in banks, and any highly liquid investments with a maturity of three months or less at the time of purchase.

            The Company maintains cash and cash equivalent balances at a financial institution which is insured by the Federal Deposit Insurance Corporation up to $100,000. In 1998 and 1997 there are no concentrations of credit risk from uninsured bank balances.

            Income Taxes

            In February 1992, the Financial Accounting Standards Board issued Statement on Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective basis.

            Inventory

            Inventory is stated at the lower of cost or market

                              AMERICAN PAINT, INC.
                          NOTES TO FINANCIAL STATEMENTS



NOTE - 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

            Deferred assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

            Due to the immaterial effect of any deferred based income tax provisions, no related tax adjustments have been recognized.


NOTE - 2  PROPERTY, PLANT AND EQUIPMENT


                                                                               1998                  1997
                                                                               ----                  ----

                Transportation Equipment                                     $   65,132           $   98,581
                Leasehold Improvements and Equipment                            155,718              132,651
                                                                                -------              -------

                Total                                                           220,850              231,232
                Less: Accumulated Depreciation                                  147,825              150,830
                                                                                -------              -------
                     Net Fixed Assets                                        $   73,025           $   80,402
                                                                               ========             ========


NOTE - 2  LEASING ARRANGEMENTS

            Operating Lease

            The Company conducts its operations from facilities that are leased under a five year lease ending 1999.

            Rent expense amounted to $75,117, $100,112 and $105,317 for the 11 months ended November 30, 1998 and the years ended December 31, 1997 and 1996 respectively.

            Future minium lease payments for 1999 operating leases at November 30, 1998 are:

            Years Ending
                1999
                2000

                              AMERICAN PAINT, INC.
                          NOTES TO FINANCIAL STATEMENTS



NOTE - 3  NOTES PAYABLE - BANK

          Various installment notes secured by equipment

NOTE - 4  SUBSEQUENT EVENTS

          On December 1, 1998, the Company sold all its operating assets and related liabilities except as noted in the sales agreement and its existing retail paint store for 572,000 sales of common stock of Thermacell Technologies, Inc.( A public company ). The exceptions as noted above include the withdrawal by the sole stockholder of American Paint, Inc. the cash in bank, note receivable and some fixed assets that were on the books of the company. Additionally, the stockholder of American Paint, Inc.signed to a non-competition agreement as part of the consideration.

The  unaudited  pro  forma  financial  statements  as of and for the year  ended
September 30, 1998 have been prepared based on historical data of the Registrant, as adjusted to reflect the acquisition of American Paints, Inc. as if each such agreement and merger had been effective October 1, 1997. The pro forma income statement data may not be indicative of the future results of operations or what the actual results of operations would have been had the acquisition described above been effective earlier.



                                            THERMACELL TECHNOLOGIES, INC.
                                           PRO FORMA INCOME STATEMENT DATA
                                        FOR THE YEAR ENDED SEPTEMBER 30, 1998
                                                   (in thousands)


--------------------------------------- ----------------------- ---------------------- --------------------- -------------------
                                              ThermaCell         American Paints for
                                        Technologies per 10-K     the eleven months
                                            of 9/30/98(a)          ended 11/30/98          Adjustments            Proforma
--------------------------------------- ----------------------- ---------------------- --------------------- -------------------

Net                                                   $  2,860                $ 1,781                                  $  4,641
Sales
Cost of Sales                                            1,900                  1,025                                     2,925
--------------------------------------- ----------------------- ---------------------- --------------------- -------------------
Gross Profit                                               960                    756                                     1,716
--------------------------------------- ----------------------- ---------------------- --------------------- -------------------
Operating Expenses:
Selling and Administrative Expenses                      1,823                    672                                     2,495
--------------------------------------- ----------------------- ---------------------- --------------------- -------------------
(Loss) Income from Operations                            (863)                     84                                     (778)
--------------------------------------- ----------------------- ---------------------- --------------------- -------------------
Interest Expense, net (Loss)                                15                                                               15
Other (Loss)                                                69                                                               69
--------------------------------------- ----------------------- ---------------------- --------------------- -------------------
Provision (Benefit) for Income Taxes                       164                   (23)                                       141
--------------------------------------- ----------------------- ---------------------- --------------------- -------------------
(Loss) Income                                            (615)                     62                                     (553)
--------------------------------------- ----------------------- ---------------------- --------------------- -------------------


                                            THERMACELL TECHNOLOGIES, INC.
                                            PRO FORMA BALANCE SHEET DATA
                                                   (in thousands)



                                   ThermaCell Technologies
                                       at 9/30/98 (a)            American Paints
                                                                   at 11/30/98          Adjustments               Proforma

--------------------------------- -------------------------- ------------------------ ---------------- --- -----------------------

Current Assets:
 Cash                                                  $ 67                        $                $                        $ 67
Accounts Receivable, net of
allowance for doubtful accounts                         314                      243                                          557
Inventories                                             489                      305                                          794
Other current assets                                    310                        6                                          316
                                  -------------------------- ------------------------ ---------------- --- -----------------------
Total current assets                                  1,180                      554                                        1,734

Property, equipment and other
assets                                                  893                       73              156   b                   1,122
Goodwill and other assets                             1,788                                       602   c                   2,390
                                  -------------------------- ------------------------ ---------------- --- -----------------------

Total                                                 3,861                      627              758                       5,246
Assets
                                  -------------------------- ------------------------ ---------------- --- -----------------------

Current
Liabilities:                                            445                      350                                          795
    Accounts payable
Other current liabilities                               118                       20                                          138
                                  -------------------------- ------------------------ ---------------- --- -----------------------
Total current liabilities                               563                      370                                          933
Long-term debt,
(net of current portion)                                131                       25                                          156
Stockholders'
equity:                                               6,863                      157              771   d                   7,791
    Capital
Retained earnings                                   (3,696)                       75             (13)   e                 (3.634)
                                  -------------------------- ------------------------ ---------------- --- -----------------------
Total liabilities and                               $ 3,861                    $ 627              758                     $ 5,246
stockholders' equity
                                  -------------------------- ------------------------ ---------------- --- -----------------------


                          THERMACELL TECHNOLOGIES, INC.
           NOTES TO PRO FORMA INCOME STATEMENT AND BALANCE SHEET DATA
                                   (Unaudited)


(a) The historical financial statements of ThermaCell Technologies for the year ended September 30, 1998. The American Paints column reflects the operations of American Paints for the eleven months ended November 30, 1998 which is the time prior to their acquisition by ThermaCell.

(b)  Reflects the fair market value of American Paint's fixed assets.

(c)  Reflects the goodwill recorded for the American Paints acquisition.

(d) Reflects the acquisition of American Paints for 572,000 shares of common stock.

(e) Reflects the elimination of gain on American Paints books at time of closing of the transaction which occurred after the November 30, 1998 pro forma statement date.

                               SEALCO SYSTEMS INC.
                              FINANCIAL STATEMENTS
                               December 31, 1997



                               TABLE OF CONTENTS




               Independent Auditor's Report                 1

               Financial Statements

               Balance Sheet                                2

               Statement of Income and Retained Earnings    3

               Statement of Cash Flows                      4

               Notes to Financial Statements                5

                             Kerner & Wagshol, P.A.
                          Certified Public Accountants





                          INDEPENDENT AUDITOR'S REPORT


To the Stockholders
Of Sealco Systems, Inc.


We have audited the accompanying balance sheet of Sealco Systems, Inc. (an S Corporation) as of December 31, 1997, and the related statements of income, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sealco Systems, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

As discussed in Note K to the financial statements, certain errors resulting in understatement of previously reported Property and Equipment as of December 31, 1996, were discovered during the subsequent audit of the prior year. Accordingly, adjustments have been made to correct the error.


Kerner & Wagshol, P.A.

April 14, 1999


           6415 Lake Worth Road, Suite 302, Lake Worth, Florida 33463
        120 S. Dixie Highway, Suite 207, West Palm Beach, Florida 33401
                Telephone (561)357-8776 Facsimile (561) 357-8844

                               SEALCO SYSTEMS INC.
                                  Balance Sheet
                                December 31, 1997


Assets

Current Assets
 Cash                                                                $  12,254
 Accounts Receivable-Trade (Note B)                                    230,944
 Inventory (Note B)                                                     14,811
 Costs and Estimated Earnings in Excess
 of Billings on Uncompleted Contracts (Note C)                           9,902
                                                                      --------

 Total Current Assets                                                  267,911
                                                                      --------

Property and Equipment (Note B)                                        116,834
 Less Accumulated Depreciation                                         (48,996)
                                                                      --------

 Net Fixed Assets                                                       67,838
                                                                      --------
 Total Assets                                                        $ 335,749
                                                                      ========

Liabilities & Stockholders' Equity

Current Liabilities
 Accounts Payable-Trade                                              $  82,745
 Accrued Expenses                                                       12,661
 Current Portion of Long-Term Notes Payable (Note E)                    18,218
 Note Payable, Stockholder (Note D)                                     15,000
                                                                      --------

 Total Current Liabilities                                             128,624
                                                                      --------

Long-Term Notes Payable (Note E)                                        34,791
                                                                      --------
 Total Liabilities                                                     163,415
                                                                      --------
Stockholders' Equity
 Common Stock (Note H)                                                     500
 Retained Earnings                                                     171,834
                                                                      --------
 Total Stockholders' Equity                                            172,334
                                                                      --------

 Total Liabilities & Stockholders' Equity                            $ 335,749
                                                                      ========

                             See accompanying notes

                              SEALCO SYSTEMS INC.
                   Statement of Income and Retained Earnings
                      For the year ended December 31, 1997



Sales (Note B)                                                     $ 1,987,666
                                                                    ----------

Cost of Sales
 Materials                                                           1,000,168
 Labor and Related Costs                                               221,199
 Subcontractors                                                        382,014
 Commissions                                                            61,067
 Casual Labor                                                           31,466
 Supplies                                                               30,632
                                                                    ----------

   Total Cost of Sales                                               1,726,546
                                                                    ----------

Gross Profit                                                           261,120

                                                                    ----------
General and Administrative Expenses

 Equipment Rental                                                       41,117
 Auto and Truck Expense                                                 37,645
 Telephone                                                              19,174
 Insurance                                                              18,272
 Rent (Note F)                                                          10,800
 Legal & Accounting                                                      7,665
 Office Supplies and Expense                                             5,868
 Interest                                                                3,053
 Licenses  &  Taxes                                                      2,555
 Utilities                                                               2,168
 Repairs  and  Maintenance                                               2,110
 Advertising                                                             1,502
 Bank Charges                                                            1,434
 Depreciation (Note B)                                                   7,731
 Donations                                                                 985
 Seminars and Meetings                                                     750
 Dues and Publications                                                     676
 Postage                                                                   621
 Other Costs and Expenses                                                  151
                                                                    ----------

 Total General and Administrative Expenses                             164,277
                                                                    ----------

Net Income                                                              96,843

Beginning Retained Earnings                                            122,743

Draws-M. Malacarne (Note G)                                            (47,752)
                                                                    ----------


Ending - Retained Earnings                                             171,834
                                                                    ==========

                              SEALCO SYSTEMS INC.
                            Statement of Cash Flows
                      For the Year Ended December 31, 1997


CASH FLOWS FROM OPERATING ACTIVITIES
Net Income                                                            $ 96,843
Adjustments
     Depreciation Expense                                                7,731
     Accounts Receivable Increase                                      (35,439)
     Inventory Increase                                                 (4,553)
     Costs  and  Estimated  Earnings  in  Excess
      of Billings on Uncompleted  Contracts                             (9,902)
     Accounts Payable Increase                                          19,944
     Accrued Expenses Decrease                                            (369)
                                                                     ---------

NET CASH  PROVIDED  (USED) BY
 OPERATING  ACTIVITIES                                                  74,255

CASH FLOWS FROM  INVESTING  ACTIVITIES                                       0
                                                                     ---------

 NET  CASH  PROVIDED  (USED)  BY
  INVESTING ACTIVITIES                                                       0

CASH FLOWS FROM  FINANCING  ACTIVITIES
  Payments on Long-Term  Debt                                          (15,169)
  Stockholders  Draws                                                  (47,752)
                                                                     ---------
NET CASH  PROVIDED  (USED) BY
 FINANCING ACTIVITIES                                                  (62,921)
                                                                     ---------

NET  INCREASE IN CASH                                                   11,334

CASH AT BEGINNING OF YEAR                                                  920
                                                                     ---------

CASH AT END OF YEAR                                                 $   12,254
                                                                     =========


                             See accompanying notes

                              SEALCO SYSTEMS INC.
                         NOTES TO FINANCIAL STATEMENTS


NOTE A - GENERAL

Nature of Business

The Company is engaged in paving roads in residential developments and providing customized paving work for residences in the Stuart area of Florida. Over 50% of the company's business is from local developers and builders and the balance of business is from individual homeowners.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Concentration of Risk

Amounts on deposit in a financial institution do not exceed the federally insured limit. The Company grants credit to its customers, primarily located in the Stuart area of Florida, during the normal course of business. The concentration of credit risk is limited due to the large number of customers comprising the Company's customer base but is dependent on the economy of the construction industry in the area.

NOTE B - SUMMARY  OF SIGNIFICANT ACCOUNTING  POLICIES

Revenue  Recognition

The accrual basis of accounting records revenue in the period which earned rather than when received and records expenses in the period in which incurred rather than paid. The Company uses the percentage of completion method of accounting for long term construction type contracts. Using this method, contract revenues are recognized based on the ratio of contract costs incurred to total estimated contract costs. Because of the inherent uncertainties in estimating costs, it is possible that the Company's estimates of costs and revenues may be revised prior to contract completion.

Changes  in  job  performance,   job  conditions  and  estimated  profitability,
including those arising from final contract settlements may result in revisions to costs and income and are recognized when the revisions are determined.

The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

Operating Cycle

The accompanying financial statements are based upon a one-year operating cycle, which exceeds the life span of most of the Company's contracts.

Inventory

Inventory of merchandise for resale and materials is stated at the lower of cost or market method using the first-in, first-out method.

Property  and Equipment/Depreciation

Property and equipment are recorded at cost. Minor additions and renewals are expensed in the year incurred. Major additions and renewals are capitalized and depreciated over their estimated useful lives. Depreciation is calculated using straightline and accelerated methods. Total depreciation for the year ended December 31, 1997 was $7,731.

Income Taxes

The Company, with the consent of its stockholders, has elected to be taxed under the Internal Revenue Code as an S corporation. In lieu of corporate income taxes, the stockholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in these financial statements.

Accounts Receivable

The allowance for doubtful accounts of $7,000 was based on management's evaluation of outstanding accounts receivable at the end of the year.

NOTE C- COSTS AND ESTIMATED EARNINGS ON COMPLETED CONTRACTS

          Information with respect to uncompleted contracts as follows:


Costs on uncompleted contracts                              $173,002
Estimate earnings                                             25,031
                                                             -------
                                                             198,033
Billings on contracts                                       (188,131)
                                                             -------

                                                            $ 9,902

   Included in the accompanying balance sheets under the following captions:


Costs and estimated earnings in excess of billings          $ 9,902
Billings in excess of costs and  estimated  earnings              0
                                                             ------

                                                            $ 9,902
                                                             ======

NOTE D - NOTE PAYABLE, STOCKHOLDER

Note  payable,   stockholder   consisted  of  a  $15,000,  0%  note  payable  to
stockholder, no monthly payments, unsecured, date of maturity to be determined by lender.

NOTE E - LONG-TERM NOTES PAYABLE

    Long term notes payable consisted of the following at December 31, 1997:

SunTrust Bank
-------------

Three notes secured by three 1996 Dodge  Dakota
Pickup  trucks,  payable  at $731 per month  including
interest.  Maturity is May 2001.                            $ 30,408

Current portion                                               (8,778)
                                                              ------

 Long-Term Notes Payable                                    $ 21,630
                                                              ======

Clark Credit Co.
---------------

One Note for the purchase of a Bobcat Loader with bucket, grapple and hydraulic hammer. Payments are in the amount of $ 786.63 per month including interest. Maturity is April 2000.


Total Due                                    $22,601

Current portion                               (9,440)
                                             -------

Long-term Notes Payable                     $ 13,161
                                             =======

Estimated maturities on long-term notes payable are as follows:

                                   Sun Trust           Clark Credit Co.
                                   ---------           ---------------

1998                                $20,580                $16,150
1999                                 15,220                  7,500
2000                                  7,160                     --
2001                                     --

Total interest expense incurred on all debts for the year ended December 31, 1997 was $3,053.

NOTE F - LEASES

a) The company has leases for two vehicles, a Peterbuilt Truck and a Mazda Van, which are classified as operating leases. Monthly payments are $ 692 and $ 379 respectively.

b)The company leases equipment under operating leases that expire at various dates. The total annual rental for these leases was approximately $ 16,820.

c)The company leases its facility on a month to month basis from the sole stockholder in the amount of $ 900 per month.

NOTE G -RELATED PARTY TRANSACTIONS

In addition to the note payable described in Note D and the lease described in Note F, the company has identified the following related party transactions:

M. Malacarne, the sole stockholder of the company, takes periodic draws. The net draws paid to M. Malacarne in lieu of wages amounted to $ 47,753 in 1997.


NOTE H- COMMON STOCK

1,000 shares of $1.00 par value common stock are issued and outstanding at December 31, 1997.

NOTE I - CASH FL0W  DISCLOSURES

Operating activities  include interest paid of $3,053.

NOTE J - CONTINGENCIES

The Company is a defendant in two civil actions. The Company intends to resolve these actions in exchange for services of less than $ 8,000. Since the ultimate resolution of these matters is not ascertainable at this time and the amount is not material, no provision has been made in the financial statements related to these claims.

NOTE K - PRIOR PERIOD ADJUSTMENTS

Certain errors resulting in an understatement of previously reported Property & Equipment were discovered during the subsequent audit of 1996. Accordingly, an adjustment of $ 33,688 was made at December 31, 1996 to correct Property & Equipment as of the beginning of the year. Corresponding entries were made to Accumulated Depreciation and Notes Payable. The net earnings of 1997 was not effected by the restatement.

                              SEALCO SYSTEMS INC.
                              FINANCIAL STATEMENTS
                                December 31, 1996




                               TABLE OF CONTENTS


Independent Auditor's Report                                          1

Financial Statements

Balance Sheet                                                         2

Statement of Income and Retained Earnings                             3

Statement of Cash Flows                                               4

Notes to Financial Statements                                         5

                             Kerner & Wagshol, P.A.
                          Certified Public Accountants





                          INDEPENDENT AUDITOR'S REPORT



To the Stockholders
Of Sealco Systems, Inc.

We have audited the accompanying balance sheet of Sealco Systems, Inc. (an S Corporation) as of December 31, 1996, and the related statements of income, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards, Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sealco Systems, Inc. as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

Kerner & Wagshol,  P.A.

April 14,  1999





           6415 Lake Worth Road, Suite 302, Lake Worth, Florida 33463
         120 S. Dixie Highway, Suite 207, West Palm Beach, Florida 33401
               Telephone (561) 357-8776 Facsimile (561) 357-8844

                              SEALCO SYSTEMS INC.
                                 Balance Sheet
                               December 31, 1996

Assets:

Current Assets:
  Cash                                                           $    920
  Accounts Receivable-Trade (Note B)                              188,505
  Inventory (Note B)                                               10,258
                                                                 --------

  Total Current Assets                                            199,683
                                                                 --------

Property and Equipment (Note B)                                   116,834
  Less Accumulated Depreciation                                   (41,265)
                                                                 --------

Net Fixed Assets                                                   75,569
                                                                 --------

Total Assets                                                     $275,252
                                                                 ========

Liabilities & Stockholders' Equity:

Current Liabilities:
  Accounts Payable-Trade                                         $ 62,801
  Accrued Expenses                                                 13,030
  Current Portion Long-Term Notes Payable (Note D)                 18,218
  Note Payable-Stockholder (Note C)                                15,000
                                                                 --------

Total Current Liabilities                                         109,049
                                                                 --------

Long-Term Notes Payable (Note D)                                   42,960
                                                                 --------

Total Liabilities                                                 152,009

Stockholders' Equity:
  Common Stock (Note G)                                               500
  Retained Earnings                                               122,743
                                                                 --------

Total Stockholders' Equity                                        123,243
                                                                 --------

Total Liabilities & Stockholders' Equity                         $275,252
                                                                 ========


                             See accompanying notes

                              SEALCO SYSTEMS, INC.
                    Statement of Income and Retained Earnings
                      For the year ended December 31, 1996


Sales (Note B)                                              $  1,914,795

Cost of Sales:
  Materials                                                      932,801
  Subcontractors                                                 411,866
  Staff Leasing                                                  241,870
  Commissions                                                     53,681
  Supplies                                                        20,435
  Delivery & Freight Out                                          12,000
                                                            ------------

     Total Cost of Sales                                       1,672,653
                                                            ------------
Gross Profit                                                    242,142

General and  Administrative  Expenses:
  Equipment Rental                                               45,577
  Auto and Truck Expense                                         24,399
  Depreciation  (Note B)                                         18,339
  Telephone                                                      16,290
  Insurance                                                      16,007
  Rent (Note E)                                                  10,800
  Office Supplies and Expense                                     6,416
  Travel                                                          6,317
  Legal and Accounting                                            6,008
  Repairs and Maintenance                                         4,306
  Entertainment                                                   4,211
  Interest                                                        3,284
  Utilities                                                       2,339
  Taxes                                                           1,841
  Licenses & Taxes                                                1,104
  Dues and  Publications                                            941
  Bank Charges                                                      775
  Medical Expenses                                                  550
  Postage                                                           546
  Seminars and Meetings                                             520
  Donations                                                         310
  Advertising                                                       232
                                                            -----------

     Total General and Administrative Expenses                  171,112
                                                            -----------

Net Income                                                       71,030

Beginning Retained Earnings                                     107,258

Draws - M. Malacarne (Note F)                                   (55,545)
                                                            -----------

Ending Retained Earnings                                      $ 122,743
                                                            ===========



                             See accompanying notes

                              SEALCO SYSTEMS, INC.
                             Statement of Cash Flows
                      For the year ended December 31, 1996





CASH FLOWS FROM OPERATING ACTIVITIES:
 Net Income                                                    $ 71,030
 Adjustments:
     Depreciation Expense                                        18,339
     Accounts Receivable Increase                               (16,818)
     Inventory Increase                                          (1,993)
     Accounts Payable Increase                                    7,305
     Accrued  Expenses  Decrease                                 (2,058)
                                                               --------

     NET CASH PROVIDED (USED) BY
          OPERATING ACTIVITIES                                   75,805

CASH FLOWS FROM INVESTING ACTIVITIES                                  0
                                                               --------

     NET CASH PROVIDED (USED) BY
          INVESTING ACTIVITIES                                        0

CASH FLOWS FROM FINANCING ACTIVITIES
 Payments on  Long-term  Debt                                   (30,215)
  Stockholder's  Draws                                          (55,545)
                                                               --------

   NET CASH PROVIDED (USED) BY
      FINANCING ACTIVITIES                                      (85,760)
                                                               --------

NET DECREASE IN CASH                                              9,955

CASH AT BEGINNING OF YEAR                                        10,875
                                                               --------

CASH AT END OF YEAR                                              $  920
                                                               ========


                             See accompanying notes

                              SEALCO SYSTEMS INC.
                         NOTES TO FINANCIAL STATEMENTS



NOTE A - GENERAL


Nature of Business

The Company is engaged in paving roads in residential developments and providing customized paving work for residences in the Stuart area of Florida. Over 50% of the company's business is from local developers and builders and the balance of business is from individual homeowners.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Concentration of Risk

Amounts on deposit in a financial institution do not exceed the federally insured limit. The Company grants credit to its customers who are primarily located in the Stuart area of Florida, during the normal course of business. The concentration of credit risk is limited due to the large number of customers comprising the Company's customer base, but is dependent on the economy of the construction industry in the area.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

The accrual basis of accounting records revenue in the period in which it was earned rather than when received and records expenses in the period in which it was incurred rather than paid. The Company did not have any contracts outstanding for more than 12 months therefore the percentage of completion method of accounting for long term construction type contracts was not used.

Operating Cycle

The accompanying financial statements are based upon a one-year operating cycle which exceeds the life span of most of the Company's contracts.

Inventory

Inventory of merchandise for resale and materials is stated at the lower of cost or market method using the first-in, first-out method.

Property  and Equipment/Depreciation

Property and equipment are recorded at cost. Minor additions and renewals are expensed in the year incurred. Major additions and renewals are capitalized and depreciated over their estimated useful lives. Depreciation is calculated using straightline and accelerated methods, There were purchases made during the year which allowed for the full benefit of Section 179 expense. Total depreciation for the year ended December 31, 1996 was $18,339.

Income Taxes

The Company, with the consent of its stockholders, has elected to be taxed under the Internal Revenue Code as an S corporation, In lieu of corporate income taxes, the stockholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in these financial statements.

 Accounts Receivable

The allowance for doubtful accounts of $7,000 was based on management's evaluation of outstanding accounts receivable at the end of the year.

NOTE C -  NOTE  PAYABLE,  STOCKHOLDER

Note  payable,   stockholder   consisted  of  a  $15,000,  0%  note  payable  to
stockholder, no monthly payments, unsecured, date of maturity to be determined by lender.

NOTE D -LONG-TERM NOTES PAYABLE

Long term notes payable consisted of the following at December 31, 1996:

SunTrust Bank
-------------
Three notes secured by three 1996 Dodge Dakota
Pickup trucks, payable at $731 per month including interest. Maturity is May 2001.

Total Due                                         $32,120

Current portion                                    (8,778)

Long-term Notes Payable                           $23,342
                                                  =======

Clark Credit Co.
---------------
One note for the purchase of a Bobcat Loader with bucket, grapple and hydraulic hammer. Payments are in the amount of $786.63 per month including interest. Maturity is April 2000.

Total Due                                         $29,058

Current portion                                    (9,440)
                                                  -------

     Long-term Notes Payable                      $19,618
                                                  =======

Estimated maturities on long-term notes payable are as follows:


                                        Sun Trust           Clark Credit Co.

1997                                    $ 26,850               $ 22,601
1998                                      20,580                 16,150
1999                                      15,220                  7,500
2000                                       7,160                    -0-
2001                                         -0-

Total interest expense incurred on all debts for the year ended December 31, 1996 was $ 3,284.

NOTE E - LEASES

The company leases its facility on a month to month basis from the sole stockholder in the amount of $900 Per month.

NOTE F - RELATED PARTY TRANSACTIONS

In addition to the note payable described in Note C and the lease described in Note E, the company has identified the following related party transaction:

M. Malacarne, the sole stockholder of the company, takes periodic draws. The net draws paid to M. Malacarne in lieu of wages amounted to $ 55,545 in 1996

NOTE G - COMMON  STOCK

1,000 shares of $1.00 par value common stock are issued and outstanding at December 31, 1996.

NOTE H - CASH FLOW DISCLOSURES

Operating  activities  include  interest paid of $ 3,284.

NOTE I - CONTINGENCIES

The Company is a defendant in two civil actions. The Company intends to resolve these actions in exchange for services of less than $ 8,000. since the ultimate resolution of these matters is not ascertainable at this time and the amount is not material, no provision has been made in the financial statements related to these claims.

                                                          2
The  unaudited  pro  forma  financial  statements  as of and for the year  ended
September 30, 1998 have been prepared based on historical data of the Registrant, as adjusted to reflect the acquisition of Sealco Systems, Inc. as if each such agreement and merger had been effective October 1, 1997. The pro forma income statement data may not be indicative of the future results of operations or what the actual results of operations would have been had the acquisition described above been effective earlier.



                          THERMACELL TECHNOLOGIES, INC.
                         PRO FORMA INCOME STATEMENT DATA
                      FOR THE YEAR ENDED SEPTEMBER 30, 1998
                                 (in thousands)


--------------------------------------- ----------------------- ---------------------- --------------------- -------------------
                                              ThermaCell         Sealco Systems for
                                        Technologies per 10-K      the year ended
                                            of 9/30/98(a)             12/31/98             Adjustments            Proforma
--------------------------------------- ----------------------- ---------------------- --------------------- -------------------

Net                                                   $  2,860                $ 2,085                                  $  4,945
Sales
Cost of Sales                                            1,900                  1,733                                     3,633
--------------------------------------- ----------------------- ---------------------- --------------------- -------------------
Gross Profit                                               960                    351                                     1,312
--------------------------------------- ----------------------- ---------------------- --------------------- -------------------
Operating Expenses:
Selling and Administrative Expenses                      1,823                    279                                     2,102
--------------------------------------- ----------------------- ---------------------- --------------------- -------------------
(Loss) Income from Operations                            (863)                     72                                     (791)
--------------------------------------- ----------------------- ---------------------- --------------------- -------------------
Interest Expense, net (Loss)                                15                                                               15
Other (Loss)                                                69                                                               69
--------------------------------------- ----------------------- ---------------------- --------------------- -------------------
Provision (Benefit) for Income Taxes                       164                                                              164
--------------------------------------- ----------------------- ---------------------- --------------------- -------------------
(Loss) Income                                            (615)                     72                                     (543)
--------------------------------------- ----------------------- ---------------------- --------------------- -------------------



                                            THERMACELL TECHNOLOGIES, INC.
                                            PRO FORMA BALANCE SHEET DATA
                                                   (in thousands)

                                   ThermaCell Technologies
                                       at 9/30/98 (a)            Sealco Systems
                                                                   at 12/30/98          Adjustments               Proforma

--------------------------------- -------------------------- ------------------------ ---------------- --- -----------------------
Current Assets:
 Cash                                                  $ 67                     $ 12                $                        $ 79
Accounts Receivable, net of
allowance for doubtful accounts                         314                      231                                          545
Inventories                                             489                       15                                          504
Other current assets                                    310                       10                                          320
                                  -------------------------- ------------------------ ---------------- --- -----------------------
Total current assets                                  1,180                      268                                        1,448

Property, equipment and other
assets                                                  893                       15              208   b                   1,116
Goodwill and other assets                             1,788                                        73   c                   1,861
                                  -------------------------- ------------------------ ---------------- --- -----------------------

Total                                                 3,861                      283              281                       4,425
Assets
                                  -------------------------- ------------------------ ---------------- --- -----------------------

Current
Liabilities:                                            445                       83                                          528
    Accounts payable
Other current liabilities                               118                       36                                          154
                                  -------------------------- ------------------------ ---------------- --- -----------------------
Total current liabilities                               563                      119                                          682
Long-term debt,
(net of current portion)                                131                       31                                          162
Stockholders'
equity:                                               6,863                        1              351   d                   7,215
    Capital
Retained earnings                                   (3,696)                      132             (68)   e                 (3.632)
                                  -------------------------- ------------------------ ---------------- --- -----------------------
Total liabilities and                               $ 3,861                    $ 283              281                     $ 4,425
stockholders' equity
                                  -------------------------- ------------------------ ---------------- --- -----------------------


                          THERMACELL TECHNOLOGIES, INC.
           NOTES TO PRO FORMA INCOME STATEMENT AND BALANCE SHEET DATA
                                   (Unaudited)


(a) The historical financial statements of ThermaCell Technologies for the year ended September 30, 1998. The Sealco Systems column reflects the operations for the year ended December 31, 1998.

(b)  Reflects the fair market value of Sealco Systems' fixed assets.

(c)  Reflects the goodwill recorded for the Sealco Systems acquisition.

(d) Reflects the acquisition of Sealco Systems for 300,000 shares of common stock.

(e) Reflects the elimination of gain on Sealco Systems books at time of closing of the transaction which occurred after November 30, 1998.